EXHIBIT 99.1

News Release:

CONTACT: James A. Dowd, President and CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Declares Dividend

OSWEGO, New York (September 29, 2025) – James A. Dowd, President and CEO of Pathfinder Bancorp, Inc., the bank holding company of Pathfinder Bank (NASDAQ: PBHC) (listing: PathBcp), has announced that the Company has declared a cash dividend of $0.10 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.10 per notional share for the issued warrant relating to the fiscal quarter ending September 30, 2025. The third quarter 2025 dividend will be payable to all shareholders of record on October 17, 2025 and will be paid on November 7, 2025.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.